Exhibit 99.1

August 21, 2007 Press Release

Timberline Reports $4.80-Million in Quarterly Revenue

COEUR D'ALENE, Idaho, Aug. 21, 2007 (PRIME NEWSWIRE) -- Timberline Resources Corporation ("Timberline") (OTCBB:TBLC) today announced financial results for its fiscal third quarter, reporting record revenues of $4.80-million. All revenue was generated by Timberline's contract drilling subsidiary, Kettle Drilling, Inc. ("Kettle"), including Kettle's Mexican subsidiary, World Wide Exploration, S.A. de C.V. ("World Wide").

Net of business investments, exploration work, and financing activities, Timberline reported a third quarter loss of about $920,000. Kettle and World Wide reported a combined gross operating profit of about $800,000 and a combined overall net loss of about $260,000 for the third quarter.

Timberline Chairman and CEO John Swallow stated, "As announced previously, we experienced unexpected difficulties in the last quarter. With significant revenue losses on four of our drill rigs, due to an accident at the Midas Mine which left two rigs temporarily unavailable and warranty-covered technical issues that impaired the use of two others, we were unable to meet our profitability targets. We believe that reaching our quarterly revenue target under these circumstances is testament to the unprecedented strength of the drilling industry today. With these issues now resolved, we expect our drilling operations to resume profitability in the current quarter."

In the third quarter, Kettle and World Wide continued with their aggressive growth plans, both in the United States and Mexico. Besides commissioning the last of the four drill rigs purchased in late-2006, Kettle signed lease-options on two surface drill rigs in Alaska and leased an additional drill rig in Nevada. Additional drill rigs continue to be deployed to mine sites in Mexico by World Wide. The rapid growth of the Kettle and World Wide drill fleets is displayed in the table below.

  Drill Fleet Growth

  ------------------

  -------------------------------------------------------------

                       Dec-06     Mar-07     Jun-07     Sep-07

                      (actual)   (actual)   (actual)  (forecast)

  -------------------------------------------------------------

  USA (Kettle)            8         11         16         16

  -------------------------------------------------------------

  Mexico (World Wide)     3          3          5          7

  -------------------------------------------------------------

  TOTAL                  11         14         21         23

  -------------------------------------------------------------

Kettle and World Wide now have 21 drill rigs in the field, serving prominent mining and exploration companies including Newmont Mining, Industrias Penoles, Teck Cominco, Yukon-Nevada Gold, and U.S. Gold.

Timberline's corporate office reported a net loss of about $660,000 for the second quarter. The loss reflects costs related to stock based compensation, general and administrative expenses, and investor relations activity. The loss also reflects direct exploration-related expenditures of about $70,000.

Timberline V-P of Exploration Paul Dircksen stated, "In the past quarter, we worked toward finalizing our lease of Conglomerate Mesa and our purchase of Butte Highlands, both of which closed subsequent to quarter-end. With these acquisitions now complete, our exploration activity has ramped up during the current quarter and we will soon announce plans to deploy our recently-purchased 'Timberline' rig to drill our exploration properties."

Dircksen continued, "Last quarter, we were also active at our Nevada gold properties along the Walker Lane Belt, conducting geophysical surveys at Downeyville and Long Canyon, both of which have been expanded to cover larger areas. We also concluded data compilation work at East Camp Douglas and leased the Gold Gate project."

Timberline's quarterly report can be viewed in its entirety on the SEC website which can be accessed from the "Investors" page of the Timberline website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

CONTACT: Timberline Resources Corporation

         John Swallow, Chairman & CEO

         (208) 664-4859

         www.timberline-resources.com

         Ian Cassel, Investor Relations

         (717) 626-3991